Item 77Q-1     Morgan Stanley Focus Growth Fund (the "Fund")

On  April 25, 2006, the Fund's Board of Trustees approved an
Agreement  and Plan of Reorganization dated April  25,  2006
(the  "Plan") between Morgan Stanley Growth Fund  ("Growth")
and  the  Fund, pursuant to which substantially all  of  the assets  of Growth would be combined with those of  the  Fund and  shareholders of Growth would become shareholders of the
Fund receiving shares of the Fund with a value equal to  the value  of  their  holdings in Growth.  The  Plan  is  hereby
incorporated  by  reference  to  Exhibit  A  of  the   Proxy
Statement  included in the Fund's 497 filing  submitted  via
EDGAR on June 21, 2006.